Chuy’s Holdings, Inc. Announces Third Quarter 2018 Financial Results

AUSTIN, Texas, November 6, 2018 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the third quarter ended September 30, 2018.
Highlights for the third quarter ended September 30, 2018 were as follows:

•	Revenue increased 9.7% to $101.2 million from $92.2 million in the third quarter of 2017.

•
On a calendar basis, comparable restaurant sales increased 0.5%. The Company estimates that unfavorable weather conditions during the third quarter of 2018 more than offset the favorable impact from lapping Hurricanes Harvey and Irma last year by approximately 30 basis points.

•
Net loss was $7.5 million, or $0.44 per diluted share, compared to net income of $3.2 million, or $0.19 per diluted share, in the third quarter of 2017. Net loss in the third quarter of 2018 included a $12.3 million ($11.0 million, net of tax or $0.64 per diluted share) non-cash loss related to an impairment of assets at six restaurants.

•	Adjusted net income (1) was $3.5 million, or $0.20 per diluted share compared to net income of $3.2 million, or $0.19 per diluted share, in the third quarter of 2017.

•	Restaurant-level operating profit(1) was $14.2 million compared to $14.7 million in the third quarter of 2017.

•	Two restaurants opened during the third quarter of 2018.

(1)
Adjusted net income and restaurant-level operating profit are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating profit to the most directly comparable GAAP measures see the accompanying financial tables. For a discussion of why we consider adjusted net income and restaurant-level operating profit useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Despite top-line improvement, we experienced a challenging third quarter as we continued to face industry-wide labor cost pressure and heavier rainfall than normal that resulted in the wettest September in history in most of our core Texas markets, which further muted our results by reducing our patio sales by over 18%. As we look towards the remainder of the year, we are encouraged that our new marketing efforts, that are being tested in November and December, will build added awareness and frequency and set us up well for successful execution during 2019.”
Hislop added, “Weathering the current short-term challenge is a key priority for us, and as a result, we will focus on labor efficiency, technology initiatives and other margin enhancements that should help us build a foundation for long-term sales growth and profitability. With this operating focus, front and center, we will also be limiting our development during 2019 to five to seven restaurants.”

Third Quarter 2018 Financial Results
Revenue increased $9.0 million, or 9.7%, to $101.2 million in the third quarter of 2018 compared to the third quarter of 2017. The increase was driven by $10.4 million in incremental revenue from an additional 144 operating weeks provided by 13 new restaurants which opened during and subsequent to the third quarter of 2017. This increase was partially offset by a decrease in our fiscal comparable restaurant sales as well as a decrease in sales at our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Due to the inclusion of a 53rd week in fiscal 2017, there is a one-week calendar shift in the comparison of the third fiscal quarter of 2018 to the third fiscal quarter of 2017. After adjusting for the timing of the 53rd week, comparable restaurant sales, on a calendar basis, increased 0.5% for the thirteen weeks ended September 30, 2018 compared to the thirteen weeks ended October 1, 2017. The increase in comparable restaurant sales was primarily driven by a 1.7% increase in average check, partially offset by a 1.2% decrease in average weekly customers. The Company estimates the unfavorable weather conditions during the third quarter of 2018 more than offset the favorable impact from lapping Hurricanes Harvey and Irma last year by approximately 30 basis points. The comparable restaurant base consisted of 80 restaurants at the end of the third quarter of 2018.
On a fiscal basis, which does not adjust for the one-week calendar shift, as previously noted, sales for the same restaurants in the comparable restaurant base in the thirteen weeks ended September 30, 2018 decreased 0.4% compared to the thirteen weeks ended September 24, 2017.
Total restaurant operating costs as a percentage of revenue increased to 86.0% in the third quarter of 2018 from 84.1% in the third quarter of 2017. The increase in restaurant operating costs as a percentage of revenue was primarily driven by higher labor costs due to new store labor inefficiencies and hourly labor rate inflation; higher insurance costs; higher delivery charges; an increase in marketing expenses as a result of new national-level marketing initiatives; and an increase in occupancy costs as a result of higher rental expense on certain newly opened restaurants and increases in rent on extended lease terms at some existing restaurants. These increases were partially offset by lower cost of sales as a result of favorable commodity pricing and lower training expense for our new managers.
Total general and administrative expenses of $4.8 million is relatively flat for the third quarter of 2018 as compared to the same period in 2017. As a percentage of revenue, general and administrative expenses decreased approximately 40 basis points compared to the same period last year.
During the third quarter of 2018, the Company incurred a non-cash loss of $12.3 million ($11.0 million, net of tax or $0.64 per diluted share) related to an impairment of assets at six restaurants.
Income tax was a benefit of $1.6 million in the third quarter of 2018, compared to expense of $1.0 million in the third quarter of 2017. The tax benefit in the third quarter of 2018 was primarily due to the tax impact of non-cash loss on asset impairment of $1.3 million. Excluding the impact of the non-cash loss on asset impairment, the Company’s effective tax rate decreased to a benefit of 6.7% during the third quarter of 2018 from an expense of 23.4% for the same period in 2017. The decrease in our effective tax rate for the quarter is primarily related to a decrease in the federal statutory tax rate from 35% to 21% effective January 1, 2018 and an increase in employee tax credits in proportion to our taxable income. Our effective tax rate for the thirty-nine weeks ended September 30, 2018 was 6.9%.
As a result of the foregoing, net loss in the third quarter of 2018 was $7.5 million, or $0.44 per diluted share, compared to net income of $3.2 million, or $0.19 per diluted share, in the third quarter of 2017.
Adjusted net income increased to $3.5 million, or $0.20 per diluted share in the third quarter of 2018 compared to $3.2 million, or $0.19 per diluted share, in the third quarter of 2017. Please see the reconciliation from net income to adjusted net income in the accompanying financial tables.
Development Update
During the third quarter, two new restaurants were opened, one in Kendall, Florida and one in Miami, Florida. Subsequent to the end of the third quarter, two additional restaurants were opened, one in Houston, Texas and one in Overland Park, Kansas. Nine new restaurants have opened during 2018, which completes the Company’s development plan for the year and brings the total restaurant count to 100.

Share Repurchase Program
As of September 30, 2018, the Company had $28.4 million remaining under its $30.0 million repurchase program that expires on December 31, 2019.
2018 Outlook
The Company has updated its expectation of the 2018 adjusted net income per diluted share to $0.88 to $0.92, which excludes the impact of the loss on asset impairment, from a previous range of $1.09 to $1.13. This compares to 2017 adjusted net income(1) per diluted share of $0.96, or $0.89 after excluding approximately $0.07 per diluted share as a result of the extra week in 2017. The adjusted net income guidance for fiscal year 2018 is based, in part, on the following annual assumptions:

•	Flat comparable restaurant sales growth from 1.0% previously (on a 52-week fiscal basis);

•	Restaurant pre-opening expenses of $4.3 million to $4.4 million versus a previous range of $4.4 million to $4.8 million;

•	General and administrative expense of $20.5 million to $21.0 million versus a previous range of $21.3 million to $21.8 million;

•	An effective tax rate of 6% to 8% versus a previous range of 10% to 11%;

•	Nine new restaurants versus a previous range of nine to 10 new restaurants;

•	Annual weighted average diluted shares outstanding of 17.1 million to 17.2 million shares; and

•	Net capital expenditures (net of tenant improvement allowances) of $34.0 million to $37.0 million.

(1)
Adjusted net income is a non-GAAP measure. For a reconciliation of adjusted net income to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider adjusted net income useful, see “Non-GAAP Measures” below.

We report our financial statements on a fiscal calendar basis. Due to the 53rd week in fiscal year 2017, our financial statement comparison will be one week different year over year. However, we believe that reporting our comparable restaurant sales on a comparable calendar basis will help facilitate period-over-period comparisons.
The table below sets forth our fiscal and comparable calendar dates.

	Fiscal Calendar Basis	Comparable Calendar Basis

First Quarter	January 1, 2018 - April 1, 2018	January 1, 2018 - April 1, 2018
	vs.	vs.
	December 26, 2016 - March 26, 2017	January 2, 2017 - April 2, 2017

Second Quarter	April 2, 2018 - July 1, 2018	April 2, 2018 - July 1, 2018
	vs.	vs.
	March 27, 2017 - June 25, 2017	April 3, 2017 - July 2, 2017

Third Quarter	July 2, 2018 - September 30, 2018	July 2, 2018 - September 30, 2018
	vs.	vs.
	June 26, 2017 - September 24, 2017	July 3, 2017 - October 1, 2017

Fourth Quarter	October 1, 2018 - December 30, 2018	October 1, 2018 - December 30, 2018
	vs.	vs.
	September 25, 2017 - December 31, 2017	October 2, 2017 - December 31, 2017

Year	January 1, 2018 - December 30, 2018	January 1, 2018 - December 30, 2018
	vs.	vs.
	December 26, 2016 - December 31, 2017	January 2, 2017 - December 31, 2017

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.

Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2018 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 800-458-4121 or for international callers by dialing 323-794-2597. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 8958679. The replay will be available until Tuesday, November 13, 2018. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through the Company’s website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 100 full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and related assumptions, the anticipated results from our marketing efforts, focus on labor efficiency, technology initiatives and other margin enhancements, and the number of restaurants we will open next year are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, loss on asset impairment and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs and loss on asset impairment. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs and loss on asset impairment are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.

Adjusted net income represents net income before loss on asset impairment, gain on insurance proceeds, income tax effect on adjustments and deferred tax balance adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.

Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As a supplemental disclosure, restaurant-level operating profit and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 30, 2018		September 24, 2017		September 30, 2018		September 24, 2017
Revenue	$101,175	100.0%	$92,193	100.0%	$301,366	100.0%	$273,570	100.0%

Costs and expenses:
Cost of sales	25,899	25.6	24,659	26.7	76,430	25.4	70,933	25.9
Labor	37,395	37.0	32,423	35.2	108,274	35.9	93,855	34.3
Operating	14,947	14.8	13,201	14.3	43,072	14.3	38,396	14.0
Occupancy	7,728	7.6	6,483	7.0	22,297	7.4	18,928	6.9
General and administrative	4,811	4.8	4,814	5.2	15,517	5.1	14,390	5.3
Marketing	1,016	1.0	699	0.9	3,185	1.1	2,043	0.8
Restaurant pre-opening	994	1.0	1,244	1.3	3,725	1.2	4,068	1.5
Loss on asset impairment	12,336	12.2	—	—	12,336	4.1	—	—
Depreciation and amortization	5,089	5.0	4,483	4.9	14,705	5.0	12,951	4.7
Total costs and expenses	110,215	109.0	88,006	95.5	299,541	99.5	255,564	93.4
(Loss) income from operations	(9,040)	(9.0)	4,187	4.5	1,825	0.5	18,006	6.6
Interest expense, net	24	—	16	—	59	—	48	—
(Loss) income before income taxes	(9,064)	(9.0)	4,171	4.5	1,766	0.5	17,958	6.6
Income tax (benefit) expense	(1,554)	(1.5)	976	1.0	(363)	(0.1)	4,884	1.8
Net (loss) income	$(7,510)	(7.5)%	$3,195	3.5%	$2,129	0.6%	$13,074	4.8%

Net (loss) income per common share: Basic	$(0.44)		$0.19		$0.13		$0.77
Net (loss) income per common share: Diluted	$(0.44)		$0.19		$0.12		$0.77

Weighted-average shares outstanding: Basic	16,948,701		16,905,705		16,940,777		16,886,743
Weighted-average shares outstanding: Diluted	17,114,190		16,986,794		17,081,371		16,998,313

Reconciliation of net (loss) income to adjusted net income:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2018	September 24, 2017	September 30, 2018	September 24, 2017
Net (loss) income as reported	$(7,510)	$3,195	$2,129	$13,074
Loss on asset impairment	12,336	—	12,336	—
Gain on insurance settlements	—	—	—	—
Income tax effect on adjustment (1)	(1,333)	—	(1,333)	—
Deferred tax balance adjustment (2)	—	—	—	—
Adjusted net income	$3,493	$3,195	$13,132	$13,074

Adjusted net income per common share: Basic	$0.21	$0.19	$0.78	$0.77
Adjusted net income per common share: Diluted	$0.20	$0.19	$0.77	$0.77

Weighted-average shares outstanding: Basic	16,948,701	16,905,705	16,940,777	16,886,743
Weighted-average shares outstanding: Diluted	17,114,190	16,986,794	17,081,371	16,998,313

Year Ended
December 31, 2017
Net income as reported	$28,956
Loss on asset impairment	—
Gain on insurance settlements	(1,362)
Income tax effect on adjustment (3)	360
Deferred tax balance adjustment (2)	(11,696)
Adjusted net income	$16,258

Adjusted net income per common share: basic	$0.96
Adjusted net income per common share: diluted	$0.96

Weighted-average shares outstanding: basic	16,894,986
Weighted-average shares outstanding: diluted	17,003,233

(1)
Reflects the tax expense associated with the adjustment for the loss on asset impairment. The tax expense was calculated based on the change in the tax provision calculation after adjusting for the reconciling items.

(2)	Reflects the revaluation of our net deferred tax balance using the new lower tax rate pursuant to the Tax Act.

(3)
Reflects the income tax effect associated with the adjustments based on the Company’s effective tax rate prior to the impact of H.R.1, commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”).

Reconciliation of (loss) income from operations to restaurant-level operating profit:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30, 2018	September 24, 2017	September 30, 2018	September 24, 2017
(Loss) income from operations as reported	$(9,040)	$4,187	$1,825	$18,006
General and administrative	4,811	4,814	15,517	14,390
Restaurant pre-opening	994	1,244	3,725	4,068
Loss on asset impairment	12,336	—	12,336	—
Depreciation and amortization	5,089	4,483	14,705	12,951
Restaurant-level operating profit	$14,190	$14,728	$48,108	$49,415

Restaurant-level operating margin (1)	14.0%	16.0%	16.0%	18.1%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$10,813	$8,785
Total assets	275,080	271,967
Long-term debt	—	—
Total stockholders’ equity	191,653	188,962

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com